QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23-A

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related prospectus of BellSouth Corporation for the registration of 20 million shares of its common stock and to the incorporation by reference therein of our report dated February 6, 2004 (except for Note 18, as to which the date is February 17, 2004), with respect to the consolidated financial statements of Cingular Wireless LLC (not included separately therein), included in BellSouth Corporation's Current Report (Form 8-K) dated July 30, 2004, filed with the Securities and Exchange Commission.

                      /s/ Ernst & Young LLP

Atlanta, Georgia
November 1, 2004

QuickLinks

Consent of Independent Registered Public Accounting Firm